Exhibit 23.5

源泰律师事务所 YUAN TAI LAW OFFICES
中国上海浦东新区浦东南路256号华夏银行大厦14楼 邮编：200120 电话：86-21-51150298 传真：86-21-51150398	14/F,Huaxia Bank Plaza,256 South Pudong Road Pu Dong New Area Shanghai 200120, P.R.China Tel: 86-21-51150298 Fax: 86-21-51150398

Date: 20, 2023

Dear Sirs,

We, Yuan Tai Law Offices, consent to the reference to our firm in the Registration Statement on Form F-1, of NEW CENTURY LOGISTICS (BVI) LIMITED (the “Company”), filed with the Securities and Exchange Commission (hereinafter the “SEC”) on April 28, 2023 in relation to the offering of ordinary shares (the “Registration Statement”). We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun
Name: Shao Jun
Designation: Partner